Exhibit 5.1

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050
BOSTON NEW YORK SAN FRANCISCO WASHINGTON, DC

July 25, 2005

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, New York 10022

Re:	$315,000,000 aggregate principal amount of 9% Senior Subordinated Notes due August 1, 2014 of Loews Cineplex Entertainment Corporation issued in exchange for $315,000,000 aggregate principal amount of 9% Senior Subordinated Notes due August 1, 2014 of Loews Cineplex Entertainment Corporation

Ladies and Gentlemen:

We have acted as counsel to Loews Cineplex Entertainment Corporation, a Delaware corporation (the “Issuer”), and the Guarantors (as defined below) in connection with (i) the proposed issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $315,000,000 aggregate principal amount of 9% Senior Subordinated Notes due August 1, 2014 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for like principal amount of the Issuer’s outstanding 9% Senior Subordinated Notes due August 1, 2014 (the “Initial Notes”), which have not been, and will not be, so registered, (ii) the guarantee of the Exchange Notes (the “Guarantees”) by the Guarantors, and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Guarantees under the Securities Act.

The Initial Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of July 30, 2004 (the “Indenture”) between the Issuer, LCE Mexican Holdings Inc., a Delaware corporation (“Mex Holdings”), LCE AcquisitionSub, Inc., a Delaware corporation (“AcquisitionSub”), the Guarantors listed on Exhibit H to the Indenture (collectively, and together with Mex Holdings and AcquisitionSub, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Guarantees are contained in the Indenture and the Guarantees will be issued pursuant to the Indenture. Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact, we have relied, without independent verification, on representations made in the Indenture,

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certificates and other documents and other inquiries of officers of the Issuer and the Guarantors and of public officials.

The opinions expressed below are limited to matters governed by the laws of the State of New York, the State of California, the Commonwealth of Massachusetts, the corporate laws of the State of Delaware and the federal laws of the United States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied, without independent investigation, upon the following:

(i) with respect to the laws of the State of Connecticut, the opinion of Cohn Birnbaum & Shea;

(ii) with respect to the laws of the State of Illinois, the opinion of Mayer, Brown, Rowe & Maw LLP;

(iii) with respect to the laws of the State of Indiana, the opinion of Hackman Hulett & Cracraft, LLP;

(iv) with respect to the laws of the State of Michigan, the opinion of Warner Norcross & Judd LLP;

(v) with respect to the laws of the State of Ohio, the opinion of Porter Wright Morris & Arthur LLP;

(vi) with respect to the laws of the State of Texas, the opinion of Fulbright & Jaworski, LLP; and

(vii) with respect to the laws of the State of Maryland, New Jersey, Pennsylvania and Virginia, the opinions of Ballard Spahr Andrews & Ingersoll, LLP.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Exchange Notes have been duly authorized by all requisite corporate action of the Issuer and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of the Initial Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will be entitled to the benefits of the Indenture and will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

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2. Upon the due issuance, execution and authentication of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer and the due execution and delivery of the Guarantees by the Guarantors in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and Guarantees constitute the legal, valid and binding obligations of the Issuer and the Guarantors, respectively, enforceable against the Issuer and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Indenture which purports to grant the right of setoff to a purchaser of a participation in the loans outstanding thereunder or which consistutes a penalty or forfeiture, or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, reproduction of documents, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP